CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation by reference into this Registration Statement of our report dated August 4, 1999 on SYSCO's financial statements for each of the three years in the period ended July 3, 1999 and to all references to our firm included in this Registration Statement.




/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP



Houston, Texas
February 9, 2000